HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REPORTS FIRST-QUARTER 2015 FINANCIAL RESULTS
- Record First-Quarter Results Driven by Acquisition Benefits and Strong Execution
- Net Sales of $1.2 Billion Increased 14%, Adjusted Operating Profit of $133 Million
Increased 16% and Adjusted Earnings per Share of $0.22 Increased 16%
- Company Increases 2015 Guidance to Reflect Recent Acquisition of Knights Apparel

WINSTON-SALEM, N.C. (April 23, 2015) - HanesBrands (NYSE: HBI), a leading global marketer of everyday basic apparel under world-class brands, announced today that acquisition benefits helped drive record first-quarter financial results for the second consecutive year.

Net sales increased 14 percent to $1.2 billion in the quarter ended April 4, 2015, while adjusted operating profit excluding actions increased 16 percent to $133 million and adjusted EPS excluding actions increased 16 percent to $0.22. The record results reflect the benefits of the company’s multiyear acquisition strategy and continued improvement in base business operating margin.

On a GAAP basis, operating profit increased 25 percent to $90 million and EPS increased 30 percent to $0.13. (Unless noted, all consolidated measures and comparisons in this news release are adjusted to exclude approximately $43 million of pretax charges in both the first-quarter 2015 and 2014 related to acquisitions and other actions. See GAAP reconciliation section below for additional details.)

“We are off to a great start in 2015, once again delivering a double-digit increase in EPS, while tracking to our full-year growth plans,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “Our acquisition strategy continues to create value with DBApparel, Maidenform and Gear for Sports all contributing substantially to our double-digit growth. In addition, we are raising our 2015 performance outlook to reflect the recent acquisition of Knights Apparel.”

Since the end of the first quarter, Hanes closed on the acquisition of Knights Apparel, a leading seller of licensed collegiate logo apparel in the mass retail channel. Hanes has increased its full-year 2015 guidance to reflect the expected contributions from Knights Apparel and has updated its expectations for currency exchange rates for the rest of the year.

For 2015, Hanes now expects net sales of approximately $5.9 billion to $5.95 billion; adjusted operating profit of $853 million to $873 million; and adjusted EPS of $1.61 to $1.66. The new guidance represents an increase over 2014 results of 10.9 percent to 11.8 percent for net sales, 12 percent to 14 percent for adjusted operating profit, and 13 percent to 17 percent for adjusted EPS.

HanesBrands Reports First-Quarter 2015 Financial Results - Page 2

First-Quarter 2015 Financial Highlights and Business Segment Summary

Key accomplishments for the first quarter of 2015 include:

•
Sales Growth Driven by DBApparel Acquisition. DBApparel, a leading marketer of intimate apparel and underwear in Europe that was acquired Aug. 29, 2014, contributed net sales of $184 million (€164 million) in the first quarter.

•
Significant Operating Profit and Margin Growth. The company’s adjusted operating profit margin increased 20 basis points in the first quarter. Core adjusted operating margin increased 90 basis points but was partially diluted as expected by the acquisition of DBApparel. The company continues to derive significant benefits from the previous acquisitions of Gear for Sports and Maidenform.

Key segment highlights include:

Innerwear net sales decreased 4 percent in the first quarter, while adjusted operating profit increased 13 percent primarily as a result of strong Maidenform cost synergies. The result was a 310-basis-point improvement in segment operating margin compared with the year-ago quarter. The decline in net sales was due to a retailer’s inventory reduction of approximately two weeks of supply, which has already begun to reverse in early April.

Activewear net sales increased 1 percent in the first quarter, while adjusted operating profit decreased 3 percent. Results were affected by the timing of Champion retail space gains for 2015, many of which will occur in the second quarter.

Despite currency headwinds and Target’s exit from Canada, International sales and operating profit increased significantly, with strong contributions from DBApparel, Japan and Latin America.

The DBApparel integration planning has progressed on schedule. Presentations to the appropriate works councils and unions in Europe have begun. The company expects to begin implementing the integration plan, pending negotiations, in the fourth quarter.

2015 Financial Guidance

Overall, first-quarter results were consistent with the company’s expectations. Hanes has increased its full-year 2015 growth expectations and financial guidance to reflect the expected contributions of the Knights Apparel acquisition and reflect updated assumptions for currency exchange rates for the remainder of the year. The updated assumptions for currency will adversely affect expected net sales but will not have a material effect on operating profit.

For 2015, Hanes expects net sales of approximately $5.9 billion to $5.95 billion, up from previous guidance of $5.775 billion to $5.825 billion. The company expects approximately $160 million in added sales from Knights Apparel, while the further deterioration since January in currency-exchange-rate expectations will reduce previous sales guidance by approximately $35 million.

HanesBrands Reports First-Quarter 2015 Financial Results - Page 3

Adjusted operating profit is expected to be $853 million to $873 million, up from the previous range of $835 million to $855 million. The guidance reflects a contribution of approximately $18 million in adjusted operating profit from Knights Apparel. Guidance for operating profit is unaffected by updated currency expectations as a result of the company’s prior decision to hedge transaction currency impacts.

Guidance for adjusted EPS excluding actions has increased to a range of $1.61 to $1.66, up from previous guidance of $1.58 to $1.63 as a result of a $0.03 expected contribution from Knights Apparel.

The company continues to expect net cash from operating activities to total $550 million and $600 million in 2015. Interest expense and other expense are expected to be approximately $95 million to $100 million combined, up $5 million from previous guidance as a result of additional debt to finance the Knights Apparel acquisition. The 2015 full-year tax rate is expected to be approximately 13 percent, similar to 2014. The tax rate is expected to vary by quarter with the rate being higher in the first half of the year.

The company has made a 2015 pension contribution of $100 million, and capital expenditures are expected to be approximately $80 million to $85 million. The company expects approximately 410 million weighted average fully diluted shares outstanding in 2015.

Hanes has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/faq.

Charges for Actions and Reconciliation to GAAP Measures

In the first quarter of 2015, Hanes incurred approximately $43 million in pretax charges related to acquisitions, primarily DBApparel, and other actions, while in the first quarter of 2014, the company incurred approximately $43 million in pretax charges related to acquisitions, primarily Maidenform, and other actions. See Table 5 attached to this press release for more details on pretax charges for actions.

Adjusted EPS, adjusted net income, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin) and EBITDA are not generally accepted accounting principle measures. Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted net income is defined as net income excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Hanes has chosen to provide these non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating company operations. Non-GAAP measures should not be considered a substitute for financial information presented in accordance with GAAP and may be different from non-GAAP or other pro forma measures used by other companies. See Table 2 and Table 5 attached to this press release to reconcile these non-GAAP financial measures to the most directly comparable GAAP measure.

HanesBrands Reports First-Quarter 2015 Financial Results - Page 4

For 2015 guidance, adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions, and adjusted operating profit is defined as operating profit excluding actions. Hanes’ current estimate for pretax charges in 2015 for acquisition, integration and other actions is approximately $200 million or more, but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

On a GAAP basis, full-year 2015 diluted EPS will vary depending on actual performance, charges and tax rate. GAAP diluted EPS could be in the range of $1.17 to $1.23. GAAP operating profit for 2015 could be in the range of $653 million to $673 million.

Webcast Conference Call

Hanes will host an Internet webcast of its quarterly investor conference call at 4:30 p.m. EDT today. The broadcast, consisting of prerecorded remarks followed by a live question-and-answer session, may be accessed at www.Hanes.com/investors. The call is expected to conclude by 5:30 p.m.

An archived replay of the conference call webcast will be available at www.Hanes.com/investors. A telephone playback will be available from approximately midnight EDT today through midnight EDT April 30, 2015. The replay will be available by calling toll-free (855) 859-2056, or by toll call at (404) 537-3406. The replay pass code is 25613298.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements following the heading “2015 Financial Guidance,” as well as statements about the benefits anticipated from the DBApparel and Knights Apparel acquisitions, are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the failure of businesses we acquire to perform to expectations; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the loss or interruption of services of a member of our senior management team; the accuracy of the estimates and assumptions on which our financial statement projections are based; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; current economic conditions, including consumer spending levels and the price elasticity of our products; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors.

HanesBrands Reports First-Quarter 2015 Financial Results - Page 5

Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. An S&P 500 company, Hanes has approximately 59,500 employees in more than 35 countries and takes pride in its strong reputation for ethical business practices. From 2011 through 2015, Hanes has been a U.S. Environmental Protection Agency Energy Star Sustained Excellence Award winner and was a Partner of the Year award winner in 2010 and 2011. The company has been ranked on Newsweek magazine’s list of Top 500 greenest U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended
	April 4, 2015	March 29, 2014	% Change
Net sales	$1,208,921	$1,059,370	14.1%
Cost of sales	762,690	702,593
Gross profit	446,231	356,777	25.1%
As a % of net sales	36.9%	33.7%
Selling, general and administrative expenses	356,300	284,989
As a % of net sales	29.5%	26.9%
Operating profit	89,931	71,788	25.3%
As a % of net sales	7.4%	6.8%
Other expenses	382	435
Interest expense, net	26,887	21,818
Income before income tax expense	62,662	49,535
Income tax expense	10,026	7,975
Net income	$52,636	$41,560	26.7%

Earnings per share:
Basic	$0.13	$0.10	30.0%
Diluted	$0.13	$0.10	30.0%

Weighted average shares outstanding:
Basic	403,579	401,564
Diluted	408,260	407,876

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands)
(Unaudited)

	Quarters Ended
	April 4, 2015	March 29, 2014	% Change
Segment net sales:
Innerwear	$546,174	$571,154	(4.4)%
Activewear	298,096	294,504	1.2%
Direct to Consumer	81,501	83,714	(2.6)%
International	283,150	109,998	157.4%
Total net sales	$1,208,921	$1,059,370	14.1%

Segment operating profit:
Innerwear	$110,777	$98,005	13.0%
Activewear	32,751	33,745	(2.9)%
Direct to Consumer	(2,278)	(1,326)	71.8%
International	22,116	8,186	170.2%
General corporate expenses/other	(30,207)	(24,185)	24.9%
Acquisition, integration and other action related charges	(43,228)	(42,637)	1.4%
Total operating profit	$89,931	$71,788	25.3%

EBITDA[1]:
Net income	$52,636	$41,560
Interest expense, net	26,887	21,818
Income tax expense	10,026	7,975
Depreciation and amortization	24,573	23,059
Total EBITDA	$114,122	$94,412	20.9%

¹	Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 4, 2015	January 3, 2015
Assets
Cash and cash equivalents	$277,067	$239,855
Trade accounts receivable, net	713,113	672,048
Inventories	1,692,712	1,537,200
Other current assets	337,796	316,129
Total current assets	3,020,688	2,765,232

Property, net	662,809	674,379
Intangible assets and goodwill	1,363,024	1,414,321
Other noncurrent assets	361,405	367,849
Total assets	$5,407,926	$5,221,781

Liabilities
Accounts payable and accrued liabilities	$1,072,931	$1,116,847
Notes payable	116,742	144,438
Accounts Receivable Securitization Facility	199,609	210,963
Current portion of long-term debt	11,464	14,354
Total current liabilities	1,400,746	1,486,602
Long-term debt	1,973,876	1,613,997
Other noncurrent liabilities	630,075	734,410
Total liabilities	4,004,697	3,835,009

Equity	1,403,229	1,386,772
Total liabilities and equity	$5,407,926	$5,221,781

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Quarters Ended
	April 4, 2015	March 29, 2014
Operating Activities:
Net income	$52,636	$41,560
Depreciation and amortization	24,573	23,059
Other noncash items	7,288	2,614
Changes in assets and liabilities, net	(343,842)	(129,469)
Net cash from operating activities	(259,345)	(62,236)

Investing Activities:
Purchases/sales of property and equipment, net, and other	(31,633)	(12,169)
Acquisition of business, net of cash acquired	—	—
Net cash from investing activities	(31,633)	(12,169)

Financing Activities:
Cash dividends paid	(40,083)	(29,850)
Net borrowings on notes payable, debt and other	373,837	140,041
Net cash from financing activities	333,754	110,191
Effect of changes in foreign currency exchange rates on cash	(5,564)	(513)
Change in cash and cash equivalents	37,212	35,273
Cash and cash equivalents at beginning of year	239,855	115,863
Cash and cash equivalents at end of period	$277,067	$151,136

TABLE 5
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Amounts in thousands, except per-share amounts)
(Unaudited)

	Quarters Ended
	April 4, 2015	March 29, 2014
Gross profit, as reported under GAAP	$446,231	$356,777
Acquisition, integration and other action related charges (1)	14,068	14,827
Gross profit, as adjusted	$460,299	$371,604
As a % of net sales	38.1%	35.1%

Selling, general and administrative expenses, as reported under GAAP	$356,300	$284,989
Acquisition, integration and other action related charges (2)	(29,160)	(27,810)
Selling, general and administrative expenses, as adjusted	$327,140	$257,179
As a % of net sales	27.1%	24.3%

Operating profit, as reported under GAAP	$89,931	$71,788
Acquisition, integration and other action related charges included in gross profit	14,068	14,827
Acquisition, integration and other action related charges included in SG&A	29,160	27,810
Operating profit, as adjusted	$133,159	$114,425
As a % of net sales	11.0%	10.8%

Net income, as reported under GAAP	$52,636	$41,560
Acquisition, integration and other action related charges included in gross profit	14,068	14,827
Acquisition, integration and other action related charges included in SG&A	29,160	27,810
Tax effect on actions	(6,916)	(6,865)
Net income, as adjusted	$88,948	$77,332

Diluted earnings per share, as reported under GAAP	$0.13	$0.10
Acquisition, integration and other action related charges	0.09	0.09
Diluted earnings per share, as adjusted	$0.22	$0.19

(1) Acquisition, integration and other action related charges included in gross profit include:
Acquisition and integration costs	$9,946	$9,150
Foundational costs (costs associated with building infrastructure to match current business with acquisitions)	117	2,200
Other actions	4,005	3,477
	$14,068	$14,827

(2) Acquisition, integration and other action related charges included in SG&A include:
Acquisition and integration costs	$18,428	$14,959
Foundational costs (costs associated with building infrastructure to match current business with acquisitions)	6,610	2,800
Other actions	4,122	10,051
	$29,160	$27,810